Exhibit 10.19

March 10, 2009

Dear Ingo:

This proposed letter agreement is our offer to employ you as Senior Vice President, Creative Director for Kenneth Cole Productions, Inc. (the “Company”).  The offer contained in this letter is contingent upon full execution by both parties, satisfactory completion of a background check and you being legally permitted to work and reside in the United States.  To the extent not expressly provided hererin, the terms of your employment are as stated in the Company’s current Associate Handbook.

1.

Effective on or before September 1, 2009, and for an initial period of four years, the Company will employ you and you agree to serve as Senior Vice President, Creative Director.  You will initially be reporting to Mr. Kenneth Cole and agree to devote your full time and best efforts to perform the services and duties as the position requires.

Subject to the terms hereof, the term of your employment under this agreement shall commence on or before September 1, 2009 and shall continue, unless sooner terminated under Paragraph 7 hereof, until September 1, 2013. This letter agreement shall be automatically extended by one year on August 31, 2013 and on each September 1st thereafter (the "Renewal Date"), unless written notice of non-renewal is given by either you or the Company to the other party at least one hundred eighty (180) days prior to the Renewal Date.

You represent to the Company that the execution and performance by you of this letter agreement and your employment hereunder will not breach or constitute a default under any other agreement to which you are a party or by which you are bound.

2.

Your compensation shall be as follows:

The annualized salary for the position is Six Hundred Twenty-Five Thousand Dollars (US$625,000.00) to be paid over 26 bi-weekly pay periods. This salary is subject to good faith review for possible increase annually in March of every year, but under no circumstances will your base salary be reduced below US$625,000, unless previously agreed upon in a signed writing between the parties. Given your anticipated start date, we will review your eligibility for an increase in March 2010 and a determination will be made if a change in salary is warranted. If an increase is not warranted in March 2010, you will be eligible for future increases at the time other salary changes are being made for similarly situated executives. Again, under no circumstances will your base salary be reduced below US$625,000, unless previously agreed upon in a signed writing between the parties. Salary will be subject to withholding of all taxes payable with respect thereto and deductions for insurance contributions, etc. For the first taxable year, the Company agrees to reimburse you for any excess foreign income taxes (on Company-earned income) that are incurred as a direct result of your relocation to the United States.

3.

a.

Effective upon your commencement date, you will be eligible to participate in our management bonus plan, which provides for annual awards based upon both the Company's financial results and your own performance. For each year commencing with fiscal 2009 (payable in 2010), the bonus target is 60% of your base salary for the prior fiscal year with the opportunity to earn up to 200% of target based on the achievement of predefined performance metrics.  The Company will make its best efforts to provide you with these predefined performance metrics prior to the commencement of each fiscal year; provided, however, that where business conditions do not permit, the Company will provide you with these predefined performance metrics as soon as they are determined by the Compensation Committee of the Company’s Board of Directors. For fiscal 2009, you will receive a pro rata share of your bonus, but not less than One Hundred Fifty Thousand Dollars (US$150,000.00) payable in March 2010. Payment for earned bonuses is contingent upon being employed by the Company at the time bonuses are paid, unless as otherwise set forth below.

b.

Within thirty (30) days of your commencement date, the Company will pay you a Mobility Allowance of up to Forty Thousand Dollars (US$40,000.00), net of taxes.  The Mobility Allowance must be repaid to the Company in full if you voluntarily terminate your employment prior to the expiration of one (1) year from your commencement date other than for Good Reason, as defined below.

c.

Approximately thirty (30) days prior to your anticipated commencement date, the Company will pay you a one-time Resettlement Allowance of Ten Thousand Dollars (US$10,000.00) to assist you in defraying miscellaneous, non-reimbursable expenses associated with your international relocation.  The Resettlement Allowance must be repaid to the Company in full if you voluntarily terminate your employment prior to the expiration of one (1) year from your commencement date other than for Good Reason, as defined below.

d.

The Company will pay you a Temporary Living Allowance of up to Four Thousand Dollars (US$4,000.00) per month for a maximum period of six (6) months from your commencement date to cover your living expenses until you locate permanent housing. In addition, the Company will pay for reasonable and customary rental broker’s or finder’s fees necessary for you to secure appropriate rental housing. The Temporary Living Allowance must be repaid to the Company in full if you voluntarily terminate your employment prior to the expiration of one (1) year from your commencement date other than for Good Reason, as defined below.

4.

While you are employed by the Company, and subject to the Company's right to amend, modify or terminate any benefit plan or program, you shall be entitled to earn the following benefits/perquisites:

a.

Group Health Benefits – You are eligible to participate in the Company’s Health Insurance Plan immediately upon commencement of employment. This is a contributory plan that currently provides medical and dental coverage. The parties agree that the Company may modify these plans at its sole discretion. Upon commencement of employment, you are also eligible for coverage under the Company’s short-term disability plan, pursuant to the terms of that plan. You will be eligible for coverage under the Company’s long-term disability plan ninety (90) days after the commencement of your employment, pursuant to the terms of that plan.

b.

Profit Sharing Thrift (401K) Plan - You are eligible to participate in the Company Employee Profit Sharing Thrift (401(k)) Plan on the first day of the quarter following six (6) months of service. The 401(k) plan is a pre-tax savings plan that would allow you to save a certain percentage of your salary on a pre-tax basis for your retirement. Ordinarily, the Company shall match 25% of the amount you contribute to the plan up to a maximum of 6% of your contribution. For 2009, the Company has suspended its 401k matching practice and will revisit making contributions to the Plan at a later period in 2009. You are still eligible to contribute to the Plan at a maximum rate of 15% of your gross salary on an annual basis, subject to IRS guidelines.

c.

Supplemental Employee Retirement Plan – After you have completed one (1) full year of employment with the Company, you will be eligible to participate in the Company’s Supplemental Employee Retirement Plan in keeping with the terms of the Plan and the Plan documents. This Plan includes generous retirement benefits in the form of deferred compensation vesting during your tenure with the Company as well as substantial life insurance coverage.

d.

Group Life and Accidental Insurance - You are eligible for coverage under the Company’s Basic Life and Accidental Death and Dismemberment Insurance policy on the first day of the month following two (2) months of continuous full time service.

e.

Business Travel Accident Insurance - You are eligible for coverage under the Company’s Business Travel Accident Insurance Policy upon commencement of employment. .

f.

Business Expense - The Company will reimburse you for travel, entertainment and other business expenses incurred by you in connection with the Company’s business, all in accordance with the Company’s policies and practices. You may travel business class for all domestic and international flights.

g.

Paid Time Off (PTO) – You are entitled to 20 PTO days annually.

h.

Paid Sick Leave – 6 sick days and otherwise in accordance with current Company policy.

i.

Holidays – the Company observes 10 U.S. holidays.

j.

Tax Preparation Assistance - the Company will provide you access to tax advisory and compliance services provided by Ernst & Young.

k.

Immigration – the Company agrees to sponsor your visa petition and to pay for all affiliated legal, filing and other related costs.

5.

You will be eligible to participate in the Company’s Stock Incentive Plan with the Company’s management recommending to the Compensation Committee of the Company’s Board of Directors an initial grant of 100,000 stock options. The stock options will vest over four years (20%-20%-20%-40%) and the grant is subject to all of the terms and conditions set forth in the plan documents.

6.

a.

Termination by you without Good Reason: If you decide to terminate your employment with the Company other than for Good Reason, as defined below, you agree:

i.

to provide the Company with six (6) months prior written notice;

ii.

to make no public announcement concerning your departure prior to your termination date without the consent of the Company;

iii.

to continue to perform faithfully the duties assigned to you on the date of such notice (or such other duties as the Company may assign to you) from the date of such notice until your termination date.

You acknowledge that the notice period provided for hereunder is for the exclusive benefit of the Company, and does not confer any employment obligation on the Company.  The Company may elect, in its sole discretion and for any reason, to terminate your employment, either immediately or at any point during the six (6) month period you have indicated.  Upon such termination you shall be entitled only to the payment of the base salary earned and unpaid through such date and any business expenses otherwise due you, and all insurance, benefits and other arrangements provided by the Company shall cease immediately upon termination of your employment (except as otherwise required by law).

b.

Termination by you for Good Reason.  You may, by notice to the Company, terminate your employment with the Company under this Agreement for “Good Reason” provided such notice is delivered by you to Mr. Kenneth Cole not more than 30 days from the date of the occurrence of an event that constitutes "Good Reason" and the Company is given 30 days from receipt of such notice to cure such reason and fails to cure such reason within the aforesaid 30-day period.

For the purposes hereof, “Good Reason” means the Company reduces your base salary below $625,000 without your prospective, written consent. In that event, you shall be entitled to consider your employment to have been constructively terminated by the Company for Good Reason and to leave the employment of the Company and receive the severance payments and benefits in accordance with and subject to Paragraph 7(a) of the Agreement as if you had been terminated by the Company without cause.

7.

In the event your employment with the Company is terminated by the Company for a reason other than cause, as herein defined, the Company agrees to provide, and you agree to accept, as the sole and exclusive remedy for the termination of your employment without cause, the following severance benefits and arrangements:

a.

Continuing bi-weekly payments of your base salary, at the rate applicable as of the notice of your termination of employment, for a period of twelve (12) months. The amount of each bi-weekly base salary payments may be reduced with respect to any salary or other compensation that you earn in employment or self-employment during the month in question, provided that any such reduction will be made in compliance with Section 409A. If at the time of your termination your salary continuation is scheduled to be paid for periods after March 15th of the year following the year of your termination, and such amount scheduled to be paid after March 15th exceeds the separation pay plan exception threshold under Section 409A, your salary continuation amount will be reduced to reflect the Section 409A threshold amount in a manner that complies with Section 409A.  You will be paid an amount equal to the difference between your salary continuation amount and the Section 409A threshold amount as determined above within sixty (60) days of your separation date. You hereby agree that you have a duty to seek full time work actively and in good faith during the period in which you are collecting salary continuation. In order to retain your right to receive and keep payments under this Subparagraph, you must notify the Company in writing immediately upon engaging in self employment or obtaining alternate employment, including the amount of payments you have received or will receive.

b.

In the event your employment is terminated under Paragraph 7, if the Company achieves its performance targets in the fiscal year that your employment is terminated, you will receive a management bonus on a pro rata basis for the appropriate performance year. Bonus payouts occur in March of every year.

c.

Your group medical and life insurance, as described in Paragraphs 4(a) and (d), will be continued until the termination of your severance payments under this Paragraph 7(a) or until you become eligible for coverage as the result of your accepting a position with a new employer, whichever shall first occur.

The Company acknowledges that any material change in your responsibilities shall be agreed upon between the parties before such material changes are implemented.  The Company acknowledges and agrees that any such material change to your responsibilities shall be commensurate with your stature, experience and position as Senior Vice President, Creative Director. Within fourteen (14) days of the parties’ mutual agreement to a material change in your responsibilities, the Company agrees to send a written communication to you confirming your assent to a material change, and you agree to timely respond, affirming your assent to such material change  (electronic communication, such as an email exchange, will suffice). In the event you believe the Company has materially changed your responsibilities without your consent, or you believe the Company is about to change your responsibilities, you will so notify the Company’s Chairman of the Board of Directors and Chief Creative Officer and offer the Company the opportunity to promptly cure such change(s). It is further understood and agreed that in the event you receive benefits under this Paragraph, you shall not be entitled to receive any other compensation or benefits under this letter agreement as a result of the termination of your employment hereunder and, as a condition to receiving that severance compensation, you hereby agree to execute a Separation Agreement and General Release acceptable to both you and the Company within sixty (60) days of such termination and to make no other claim against the Company or its officers and/or directors by reason of this letter agreement that exists or could have existed as of the date of your execution of the Separation Agreement and General Release.

8.

Upon any termination of employment, you agree:

a.

to refrain from soliciting any employee relationships of the Company to terminate his or her employment or from hiring any employee of the Company for a period of 24 months thereafter;

b.

to refrain from using any confidential or proprietary information obtained through your employment with the Company, including but not limited to, the Company's sourcing, manufacturing, product development, merchandising, marketing, inventory sales, and sales promotion activities as well as financial and operational information; and

c.

to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel or products.

Any failure to comply with the provisions of this Paragraph 8 shall relieve the Company of any of its obligations pursuant to this letter agreement.

9.

You agree that during your employment with the Company, during any notice period that you continue to receive salary payments pursuant to Paragraph 6(a), for the first six months that you receive severance payments pursuant to Paragraph 7, or for a six (6) month period following termination for cause pursuant to Paragraph 10 (the "Non-Competitive Period"), you shall not, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business which is competitive with, products or services of the Company, in any geographic area where, at the time of the termination of your employment hereunder, the business of the Company or its affiliates was being conducted or was proposed to be conducted in any manner whatsoever (“Competitive Activity”).

Notwithstanding anything contained in Paragraph 6(a), you further agree that should you voluntarily terminate your employment with the Company without Good Reason, at any time prior to the effective date of your voluntary termination, the Company may elect, in its sole discretion, to notify you that it will continue to pay you your base salary for a period of up to six (6) months from the date you provided written notice. In such event, you agree not to engage in any Competitive Activity during the prescribed six (6) month period (“Voluntary Termination Non-Competitive Period”).

You may, however, own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, you shall not, directly or indirectly, during the Non-Competitive Period or the Voluntary Termination Non-Competitive Period, request or cause any suppliers or customers with whom the Company or its affiliates has a business relationship to cancel or terminate any such business relationship with the Company or its affiliates.

The Company hereby acknowledges and agrees that it will not unreasonably withhold its consent for you to commence competitive employment during the Non-Competitive Period or the Voluntary Termination Non-Competitive Period, provided that you first communicate with the Company regarding the details of the particular opportunity and your prospective role and responsibilities in this new position, and prospectively obtain its written consent. You understand and agree that in the event that you commence such competitive employment during the Non-Competitive Period or the Voluntary Termination Non-Competitive Period having received pre-approval from the Company, the amount of bi-weekly base salary severance payments paid to you by the Company may be reduced with respect to any salary or other compensation that you earn in employment or self-employment during the month in question, provided that any such reduction will be made in compliance with Section 409A.

If any portion of the restrictions set forth in this Paragraph should, for any reason, whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

You acknowledge that this paragraph applies wherever the Company and its affiliates conduct business and that, therefore, the territorial and time limitations set forth in this Paragraph are reasonable and properly required for the adequate protection of the business of the Company and its affiliates. In the event a court of competent jurisdiction restricts such limitations, you agree to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

The existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement by the Company or its affiliates of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

10.

If you are terminated for "cause" by the Company, you will not be eligible for any benefits under this letter agreement except COBRA or as required by other law. "Termination for cause" shall be deemed to occur if the Company terminates you for willful misconduct injurious to the Company's interests if not cured within 14 days of written notice to you by the Company (if curable), willful breach of duty in the course of your job responsibilities, if not cured within 14 days of written notice to you by the Company (if curable), incapacity to perform your duty (for a period of 120 days) or if you are indicted for the commission of a felony. For the avoidance of any doubt, your inability to obtain necessary work authorizations or a visa to work in the United States shall not constitute “cause” for purposes of this Agreement, provided that such inability to obtain necessary work authorizations or a visa does not stem from any underlying fraud or willful failure by you to disclose material information to the Company.

11.

Should any disagreement, claim or controversy arise between you and the Company with respect to a termination, the same shall be settled by arbitration in New York, New York before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the award of the arbitrator with respect to a termination pursuant to this letter agreement shall be enforceable in any court of competent jurisdiction and shall be binding upon the parties hereto, except that the Company may seek equitable relief with respect to any breaches of Paragraphs 6 through 9 of this letter agreement.

14.

The invalidity or unenforceability of any particular provision or provisions of this letter agreement shall not affect the other provisions hereof and this letter agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

15.

This letter agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior representations, understandings and agreements as to your employment by the Company and cannot be amended, changed, modified in any respect, without the written consent of the parties, except that the Company reserves the right in its sole discretion to make changes at any time to the other documents referenced in this letter agreement.

16.

This letter agreement shall be binding upon and shall inure to the benefit of successors and assigns of the Company.

17.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its provisions as to choice of laws, except insofar as the federal Arbitration Act applies.

18.

You may not assign your rights or duties under this letter agreement without the prior written consent of the Company, but the Company may assign this letter agreement without prior notice to or consent from you.

19.

It is intended that any payments or benefits provided to you pursuant to this Agreement (any such payments or benefits being referred to as “Payments”) will not be subject to the additional tax and interest under Section 409A (a “Section 409A Tax”).  The provisions of the Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax. You hereby are advised to consult with your own tax and legal advisors with respect to the application of Section 409A to this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any Payments, whether pursuant to the Code, federal, state, local or foreign tax laws and regulations. Each installment payment shall be treated as a single installment payment under Section 409A.

If, at the time you become entitled to Payments, you are a “specified employee” (as defined under and determined in accordance with Section 409A), then no Payment considered deferred compensation under Section 409A that is payable as a result of your separation from service (as defined under and determined in accordance with Section 409A), shall be paid to you until the business day that is at least six (6) months following your separation from service (except in the event of your death during such six-month period) if and to the extent such delay is required under Section 409A.  Any such Payment that would otherwise have been paid to you during this six-month period shall instead be aggregated and paid to you in a lump sum, such payment to be made on the business day that is at least six (6) months after your separation from service. Any Payments after such date shall not be affected by this provision.”

This offer of employment is contingent upon your review and execution of all of our standard new-hire paperwork.  Per your request, we are enclosing a copy of our 2008 Executive Benefits Summary for your review.

If the foregoing is agreeable to you, please sign both copies of this letter agreement and return them to me.  A fully executed original will be returned to you.

Very truly yours,

KENNETH COLE PRODUCTIONS, INC.

/s/ Kenneth D. Cole

By: Kenneth D. Cole

Agreed to and accepted this

10th day of March , 2009

/s/ Ingo Wilts

Ingo Wilts